SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]     Preliminary Proxy Statement
[ ]     Confidential, for Use of the Commission Only
        (as permitted by Rule 14a-6(e)(2))
[ ]     Definitive Proxy Statement
[x]     Definitive Additional Materials
[ ]     Soliciting Materials Pursuant to ss. 240.14a-12

                              Carver Bancorp, Inc.
--------------------------------------------------------------------------------

                (Name of Registrant as Specified in its Charter)

                             Boston Bank of Commerce
--------------------------------------------------------------------------------

       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1)      Title of each class of securities to which transaction applies:
                 ------------------------------------------------------------

         2)      Aggregate number of securities to which transaction applies:
                 ------------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0- 11(Set forth the amount on which the filing fee is calculated and state how it was determined):
                 ------------------------------------------------------------

         4)      Proposed maximum aggregate value of transaction:
                 ------------------------------------------------------------

         5)      Total fee paid:
                 ------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)      Amount Previously Paid:


         2)      Form, Schedule or Registration Statement No.:


         3)      Filing Party:


         4)      Date Filed:

INSTITUTIONAL
SHAREHOLDER SERVICES
--------------------
THOMSON FINANCIAL
[GRAPHIC OMITTED]


Proxy Analysis:
                                                            CARVER BANCORP, INC

     Ticker: CNY

     Proxy Contest Meeting: February 24, 2000

     Record Date: January 11, 2000

     Security ID: 146875109 (CUSIP)

------------------------------------------------------------------------------------------------------------------------------------
                                                          MEETING AGENDA
------------------------------------------------------------------------------------------------------------------------------------
     Item            Code                                Proposals                               Mgt. Rec.           ISS REC.
====================================================================================================================================
                                               Management Proxy (WHITE CARD)
------------------------------------------------------------------------------------------------------------------------------------
|_|1            M0201           Elect Directors                                                     For               AGAINST
------------------------------------------------------------------------------------------------------------------------------------
|_|2            M0101           Ratify Auditors                                                     For                 FOR
------------------------------------------------------------------------------------------------------------------------------------
                                                   Shareholder Proposals
------------------------------------------------------------------------------------------------------------------------------------
|_|3            S0617           Hire Advisor/Maximize Shareholder Value                           Against             AGAINST
------------------------------------------------------------------------------------------------------------------------------------
                                                Dissident Proxy (BLUE CARD)
------------------------------------------------------------------------------------------------------------------------------------
|_|1            M0225           Elect Directors (Opposition Slate)                                  For                 FOR
------------------------------------------------------------------------------------------------------------------------------------
|_|2            M0101           Ratify Auditors                                                     For                 FOR
------------------------------------------------------------------------------------------------------------------------------------
|_|3            S0617           Hire Advisor/Maximize Shareholder Value                           Against             AGAINST
------------------------------------------------------------------------------------------------------------------------------------

*To follow ISS's vote recommendation, execute your votes on the dissident BLUE proxy card and discard management's WHITE proxy card.

INSTITUTIONAL
SHAREHOLDER SERVICES                                                   Page   2



------------------------------------------------------------------------------------------------------------------------------------
                                          FINANCIAL SUMMARY
------------------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT SUMMARY                            (amounts in millions except per share data)
------------------------------------------------------------------------------------------------------------------------------------
                                                           1997                    1998                    1999                ACG*
                                                           ----                    ----                    ----                ----
Net Interest Income                                      $10.36                  $12.81                  $13.66              14.80%
Net Income                                                -1.74                    1.05                   -4.45                 NMF
EPS (Basic)                                               -0.80                    0.48                   -2.02                 NMF
Dividend                                                   0.00                    0.05                    0.05                 NMF
------------------------
* Annual Compound Growth
Fiscal Year Ended: March 31
Source: 10-K

------------------------------------------------------------------------------------------------------------------------------------
 PERFORMANCE SUMMARY
------------------------------------------------------------------------------------------------------------------------------------
                                                                                        1-Year             3-Year            5-Year
                                                                                        ------             ------            ------
Total shareholder returns, company                                                      -40.9%               0.1%                NA
Total shareholder returns, index                                                         -1.2%              10.5%                NA
Total shareholder returns, peer group                                                   -26.5%               8.3%                NA
------------------------
Source: Proxy Statement

------------------------------------------------------------------------------------------------------------------------------------

     BUSINESS:  Holding company for Carver Federal Savings Bank

     STATE OF INCORPORATION:  Delaware

     ACCOUNTANTS:  KPMG LLP

INSTITUTIONAL
SHAREHOLDER SERVICES                                                   Page   3



--------------------------------------------------------------------------------
                          CORPORATE GOVERNANCE PROFILE
--------------------------------------------------------------------------------
GOVERNANCE PROVISIONS
--------------------------------------------------------------------------------
Blank check preferred stock (Charter)
Classified board (Bylaw)
--------------------------------------------------------------------------------
GOVERNANCE MILESTONES
--------------------------------------------------------------------------------
Adoption of officer and director stock ownership requirements
--------------------------------------------------------------------------------
SEVERANCE AGREEMENTS
--------------------------------------------------------------------------------
Golden parachute executive severance agreements triggered by termination of employment following a change in control
--------------------------------------------------------------------------------
STATE STATUTES: Delaware
--------------------------------------------------------------------------------
Labor contract provision
Three-year freezeout provision
--------------------------------------------------------------------------------

INSTITUTIONAL
SHAREHOLDER SERVICES                                                   Page   4



------------------------------------------------------------------------------------------------------------------------------------
                                                         DIRECTOR PROFILES
------------------------------------------------------------------------------------------------------------------------------------
                           Name                                   Classification             Term           Dir.           No
                                                                                             Ends          Since.         Stock
====================================================================================================================================
MANAGEMENT NOMINEES
David R. Jones                                                          IO                   2003           1989
David N. Dinkins                                                        IO                   2003           1996

DISSIDENT NOMINEES
Kevin Cohee                                                             IO                   2003           2000
Teri Williams                                                           IO                   2003           2000

CONTINUING DIRECTORS
Deborah C. Wright                                                        I                   2001           1999
Linda H. Dunham                                                         IO                   2000           1996
Robert J. Franz                                                         IO                   2000           1997
Pazel G. Jackson, Jr.                                                   IO                   2001           1997
Herman Johnson, CPA                                                     IO                   2001           1981
Frederick O. Terrell                                                    IO                   2000           2000
------------------------------------------------------------------------------------------------------------------------------------

     Classified board: Yes                                             CEO as chairman: No

     Current nominees: 2                                               Retired CEO on board: No


INSTITUTIONAL
SHAREHOLDER SERVICES                                                   Page   5


------------------------------------------------------------------------------------------------------------------------------------
                                                     COMPOSITION OF COMMITTEES
------------------------------------------------------------------------------------------------------------------------------------
Audit                                Type     Compensation                      Type     Nominating                         Type
------------------------------------------------------------------------------------------------------------------------------------
David R. Jones                        IO      David R. Jones                     IO      Linda H. Dunham                     IO
Linda H. Dunham                       IO      Robert J. Franz                    IO      Robert J. Franz                     IO
Robert J. Franz                       IO      Pazel G. Jackson, Jr.              IO      Pazel G. Jackson, Jr.               IO
Pazel G. Jackson, Jr.                 IO      Herman Johnson, CPA                IO
Herman Johnson, CPA                   IO
------------------------------------------------------------------------------------------------------------------------------------


     Committee Name Assigned by Company:

     Audit:  Audit Committee
     Compensation:  Compensation Committee
     Nominating:  Nominating Committee

INSTITUTIONAL
SHAREHOLDER SERVICES                                                   Page   6



------------------------------------------------------------------------------------------------------------------------------------
                                                          EQUITY CAPITAL
------------------------------------------------------------------------------------------------------------------------------------
Type                                          Votes Per Share                     Issued                       Authorized
Series A preferred stock                           2.08                           60,000                        1,000,000
Series B preferred stock                           2.08                           60,000                        1,000,000
Common stock                                       1.00                         2,314,275                       5,000,000
------------------------------------------------------------------------------------------------------------------------------------
Ownership - Series B preferred Stock                                      Number of Shares                               % of Class
------------------------------------------------------------------------------------------------------------------------------------
Officers & Directors                                                                60,000                                   100.00
------------------------------------------------------------------------------------------------------------------------------------
Ownership - Common stock                                                  Number of Shares                               % of Class
------------------------------------------------------------------------------------------------------------------------------------
Officers & Directors                                                               267,067                                    11.54
Institutions                                                                       389,261                                    16.82
------------------------------------------------------------------------------------------------------------------------------------

 ------------------------
As of: Jan. 11, 2000
Sources: Proxy Statement, Bloomberg Business News


     Note: The company has three types of voting stock: common, Series A convertible preferred, and Series B convertible preferred. Each share of common stock entitles its holder to one vote, and each share of preferred entitles its holder to 2.083 votes.

     Carver Bancorp., Inc., faces a proxy contest initiated by Boston Bank of Commerce (BBOC), a privately held, African-American owned bank that owns
     7.4 percent of Carver's voting stock. Majority-controlled by the husband-and-wife team of Kevin Cohee and Teri Williams, its CEO/chairman and vice president of marketing, respectively, BBOC is now seeking the election of its own nominees to replace the two incumbent Carver directors who are up for reelection this year. BBOC has nominated Mr. Cohee and Ms. Williams to take the seats currently occupied by David Jones, Carver's chairman, and David Dinkins. If successful, BBOC will have two seats on Carver's eight-member, classified board.

     As of Jan. 11, 2000, the incumbent board and management beneficially owned approximately 10.1 percent of the company's fully diluted common stock. This amount

INSTITUTIONAL
SHAREHOLDER SERVICES                                                   Page   7

     includes 60,000 shares of Series B convertible preferred stock issued to Provender Capital Group, LLC, in a January 2000 transaction that is a significant issue in the present contest. Pursuant to the terms of the preferred stock placement, Frederick Terrell, Provender's managing partner and CEO, was appointed to Carver's board.

     Background

     Since its founding over 50 years ago, Carver has grown into the largest African American-run financial institution in the United States, with over $400 million in assets at the end of fiscal 1999. Committed to providing banking resources to the traditionally underserved markets of inner city New York, Carver has become perhaps the most well-known and prominent of roughly 40 African-American-owned and operated banks. Indeed, in 1994 the company went public in an effort to capitalize on its preeminence in the minority banking community.

     Over the past several years, however, Carver has come under increasing criticism from outside as it has struggled to eke out a profitable existence in its market. The company has suffered losses in two of the last three years, including a loss of over $4 million in fiscal 1999, raising serious concerns in a community that has already endured the failure of one high-profile black-owned financial institution, Freedom National Bank, in 1991. And shareholder value has suffered, too, with Carver's one-year and three-year stock price performance coming in at -40.9 and 0.1 percent, respectively, for the periods ending March 31, 1999. To top things off, these losses have occurred even as many other thrift savings banks have done relatively well, creating a stark contrast between Carver's performance and that of its peers. As a result, the company and management have come under mounting pressure to take action to stem the bleeding and prevent a recurrence of the Freedom meltdown.

     To this end, Carver's board in January 1999 fired Thomas Clark, Jr., who had been the company's CEO since 1998, and commenced a search for outside help to turn the thrift around. It is in this context, then, that the dissidents entered the scene, setting in motion a chain of events that has led to the present contest. In early 1999, Mr. Cohee, chairman and CEO of BBOC, approached Carver's board to suggest a possible merger of his privately owned institution and Carver.

     Bold though this approach may have been, Mr. Cohee brought plenty of ammunition in support of his proposal. When Mr. Cohee and his wife, Ms. Williams, arrived at BBOC in 1995, that bank was a troubled, $55 million institution operating under a cease-and-desist order relating to unsafe and unsound banking practices. The bank had also been rated at the lowest level by the Federal Deposit Insurance Corp. (FDIC). In the years after Mr. Cohee and Ms. Williams acquired and began running BBOC, however, the bank became profitable, grew assets to $150 million, and received the FDIC's highest ranking. When he

INSTITUTIONAL
SHAREHOLDER SERVICES                                                   Page   8



     approached Carver's board suggesting a merger, therefore, Mr. Cohee touted his success at BBOC to suggest that he and his colleagues could do the same for Carver.

     The dissidents ultimately made two unsolicited proposals to Carver's board, each of which called for Carver to acquire BBOC in return for shares of Carver stock. BBOC's proposals also contemplated that Mr. Cohee would be named as CEO of the resulting company, and that BBOC's principal officers would become the officers of the combined institution. Carver's board rejected the first proposal in March, noting that Cohee's proposal valued Carver at its market price, which was below book value, while valuing BBOC at book. BBOC returned with a revised offer, valuing both institutions at book, but the board again demurred and in April 1999 announced that it had instead hired Debra Wright to lead Carver's turnaround.

     Mr. Cohee and his colleagues at BBOC, which owns 170,700 shares of Carver common stock, have not faded quietly into the background, however. In the wake of Carver's decision to hire Ms. Wright and proceed on its own, Mr. Cohee has publicly questioned the board's business judgment, Ms. Wright's fitness for the job, and Carver's prospects going forward. In June 1999, he notified Carver of his intention to propose his own nominees for election to the board, and Cohee has kept up the pressure in the ensuing months. BBOC has also filed a lawsuit in the Delaware Court of Chancery, seeking a preliminary injunction to reverse certain issuances of Carver preferred stock that BBOC maintains was effected in order to "stuff the ballot box" at the annual meeting (see below). The court recently refused to grant the preliminary injunction, leaving the merits of the dissidents' claim to be determined at trial.

     In evaluating this proxy contest, ISS met and spoke with Mr. Cohee on behalf of the dissidents and with Ms. Wright on behalf of management.

     Dissident Position

     BBOC contends that Carver's board, as presently constituted, is ill-suited to lead the company through the coming turnaround. Characterizing the incumbent directors as "supine," unversed in banking, and incapable of evaluating the company's strategic alternatives or overseeing the actions of management, Mr. Cohee maintains that the election of the dissident nominees is necessary to re-enfranchise shareholders who have too long been ignored or abused by Carver's leadership. In the person of himself and Ms. Williams, Mr. Cohee avers, Carver will gain two experienced banking experts committed to restoring the idea that "shareholders own the company." In support of his position, Mr. Cohee makes two basic contentions with respect to Carver's board:

     (1) The board has presided over a protracted period of poor corporate performance without acting aggressively to preserve shareholder value.

INSTITUTIONAL
SHAREHOLDER SERVICES                                                   Page   9


     During the most recent three fiscal years from March 31, 1996, to March 31, 1999, the dissidents note, Carver lost an aggregate of $5 million, or almost $1.7 million per year, and shareholders' equity dropped ten percent while asset growth came in at less than five percent per year. Over the same period, Mr. Cohee maintains, Carver's peer institutions, including BBOC, enjoyed significantly better results than Carver, offering a stark contrast with Carver's troubled operations. The blame for Carver's dismal performance, Mr. Cohee concludes, lays squarely at the feet of the company's incumbent board, which should have acted more promptly to scrutinize the company's financials, evaluate the bank's strategy, and make necessary changes in management.

     Carver's board finally took action in 1999, firing former CEO Mr. Clark and installing Ms. Wright and her team to turn the company around. However, Mr. Cohee believes that the appointment of Ms. Wright was yet another misstep on the part of the board. Mr. Cohee points out that Ms. Wright is from the nonprofit sector and has no direct banking experience, raising doubts as to whether she can lead Carver into a profitable future. Mr. Cohee has publicly questioned whether Ms. Wright and her team even have a strategic plan, and he is flatly dismissive of those elements of Ms. Wright's plan that have been made public. He decries proposals to expand Carver's branch operations in Harlem and Brooklyn, for example, as a dead-end, and regards planned forays into phone and Internet banking as ill-advised given Carver's traditional customer base of lower-income, inner city residents. Similarly, he views the offering of mutual fund products as a half-measure that is unlikely to yield any substantial profits to Carver. Instead, Mr. Cohee asserts, Carver needs to be re-engineered at the most basic level, with the overriding goal of cutting costs and growing profitability as efficiently as possible. More ambitious designs will waste Carver's limited resources to no good end.

     BBOC's initial argument, therefore, comes down to a simple proposition:
     Carver's board presided over a dismal run that has left shareholders gasping for air, was slow to react to the company's troubles, and when it did, chose an executive untried in the banking industry and endorsed a flawed strategic plan. Concluding that the current group of directors lacks the expertise to effectively guide the company, BBOC believes that Mr. Cohee and Ms. Williams would be a valuable and necessary addition to the board.

     (2) The board failed to check management's predatory actions, in breach of its fiduciary duty to shareholders.

     Second, and more damning in many respects, is BBOC's contention that Carver's board was an unwitting accomplice in a series of predatory actions pursued by Ms. Wright and her team in an attempt to delay or prevent the election of BBOC's director nominees. These actions include (1) Carver's delay in the scheduling of its annual meeting, traditionally held in the month of August, until now; and (2) management's recently closed

INSTITUTIONAL
SHAREHOLDER SERVICES                                                   Page   10


     deal to issue voting preferred stock to Morgan Stanley Dean Witter and Provender Capital Management, LLC, with whom Ms. Wright has friendly contacts.

     With respect to the delayed annual meeting, BBOC maintains that Carver's stalling tactics clearly demonstrate the board's willingness to subvert basic shareholder rights (here, the right to vote at an annual meeting) in order to entrench management. Mr. Cohee notes that not until BBOC filed suit to compel that the meeting be held, in fact, did Carver relent and finally set the Feb. 24 date for the pending meeting.

     The Morgan Stanley/Provender transaction, however, draws the brunt of the dissidents' ire, prompting charges that management has "stuffed the ballot box" in an attempt to secure additional votes for Messrs. Dinkins and Jones in the present proxy contest. The details of the preferred stock placement are as follows: On Jan. 11, 2000, the record date for the annual meeting, Carver issued an aggregate of 100,000 shares of preferred stock to Morgan Stanley Dean Witter and Provender Capital, an African-American owned investment fund. Each of the preferred shares is convertible into 2.083 shares of common stock, and each share is entitled to an equivalent number of votes. The shares were issued at a slight premium to the company's then-market value, but at discount to book, and carry dividends that yield their holders a 7.8-percent return. In aggregate, Carver received $2.5 million from Morgan Stanley and Provender.

     As a result of the preferred share placements, Morgan Stanley and Provender together own approximately 8.4 percent of Carver's voting stock. Pursuant to the terms of the stock issuance agreement, however, the holders of the preferred stock may not grant proxies without the consent of Carver's board. Therefore, BBOC concludes, the issuance of the preferred shares has essentially locked up over eight percent of the vote at the coming meeting for management's nominees to the board.

     As evidence that the primary purpose of the preferred share issuance was to buy votes, Mr. Cohee and BBOC cite several factors. First, they note that the timing of the transactions, which closed just in time to make the shares eligible to vote at the meeting, is a veritable "smoking gun" demonstrating the true purpose of the transactions. The dissidents maintain, in addition, that Carver's board rushed the transactions through, failing to exercise the normal standard of care in evaluating the desirability of the stock issuances. Third, the dissidents argue that there was no immediate financing need behind the transactions; in fact, Mr. Cohee asserts that the company had no prior plan requiring the sudden infusion of funds. And finally, Mr. Cohee argues that the pricing, dividend, and other terms of the preferred stock are so inimical to Carver and its shareholders as to rebut any claims that the transactions served a legitimate financing purpose. In particular, Mr. Cohee believes that the slight premium to market paid by Morgan Stanley and Provender was insignificant, since one could have anticipated that Carver's stock price would quickly spike up, narrowing the premium, upon announcement of the transactions. Mr. Cohee

INSTITUTIONAL
SHAREHOLDER SERVICES                                                   Page   11


     concludes that the board has yet again displayed its inability or unwillingness to effectively oversee management by approving a preferred stock issuance with so many glaring problems.

     At root, then, BBOC suggests that Carver's current board has been seriously remiss in fulfilling its obligations in recent periods, and complacent in the face of management's overt efforts to subvert the electoral process. Based on Carver's historical financial troubles and management's questionable actions in recent months, and the board's failure to act in either situation, BBOC has concluded that Mr. Cohee and Ms. Williams should replace the two incumbent directors who are coming up for reelection. The dissidents believe that their candidates will infuse the board with needed banking expertise and a renewed commitment to shareholders.

     Management's Position

     While conceding the seriousness of Carver's present situation and the weakness of its performance over the past few years, management argues that the election of BBOC's nominees is unnecessary, in light of Carver's recent top-level shake-up, and could be potentially counterproductive. Ms. Wright stipulates that the current board is effective and has already seen benefits from the addition of Frederick Terrell, Provender Capital's representative on the board (Mr. Terrell was appointed pursuant to the terms of the preferred stock issuance). As Carver launches its crucial and delicate turnaround campaign, management concludes, shareholders would be best served by retaining Messrs. Dinkins and Jones rather than inviting potentially divisive, out-of-town nominees to take their place.

     During discussions with ISS, Ms. Wright as an initial matter defended the actions of the incumbent board, noting that it allowed her to launch a comprehensive "top to bottom" restructuring of the bank's operations. Ms. Wright also defended the board's decision to choose her as CEO, noting that she has had extensive experience working with New York businesses and financial institutions in her prior capacity as president and CEO of the Upper Manhattan Empowerment Zone Development Corp. On the other hand, management argues, shareholders would be well advised to question the ability of Mr. Cohee and Ms. Williams. Noting that the dissidents are not natives of the New York marketplace, management questions whether the owners of a small, Boston bank have much to offer to a significantly larger New York institution in terms of knowledge about how to run a larger bank or familiarity with the local marketplace.

     Furthermore, Ms. Wright argues that BBOC's performance under Mr. Cohee and Ms. Williams has been far less impressive than Mr. Cohee claims. She suggests that the BBOC's earnings may have been boosted with fourth quarter asset sales and points out that the value of BBOC's common equity has decreased during Cohee's tenure. In addition,

INSTITUTIONAL
SHAREHOLDER SERVICES                                                   Page   12


     she notes that BBOC's asset growth shows up primarily in the value of securities held rather than in the core measure of deposits, and that BBOC's loan portfolio has actually shrunk in recent periods. Ms. Wright closes by questioning whether Mr. Cohee is really the banking prodigy he purports to be, and whether he and Ms. Williams really bring needed expertise to Carver's board.

     Perhaps most central to management's arguments, however, is Ms. Wright's contention that the dissidents are pursuing this contest not merely in their capacity as a large, concerned shareholder, but rather as a would-be acquirer of the company. Noting that Mr. Cohee expressed his intention to nominate a dissident slate only a few months after the board had rebuffed his merger overtures, Ms. Wright is frankly dismissive of suggestions that BBOC has abandoned its designs on Carver. Indeed, management notes that BBOC's avowed desire to expand into a national franchise by "rolling up" other black-owned banks has been well-documented in the media. To suggest that Mr. Cohee has undergone a sudden change of heart and is now nothing more than a concerned investor in Carver is, management suggests, blatantly disingenuous.

     Furthermore, Ms. Wright notes that Mr. Cohee and Ms. Williams, as majority owners and executives of BBOC, are potential competitors of Carver. Although BBOC is just beginning its interstate expansion and Carver is at present only in New York and focused on its turnaround, Ms. Wright maintains that the nature of the banking industry will certainly require Carver to expand at some point in the future, if it is to truly succeed in this intensely competitive sector. And it is fair to assume that BBOC, as the first African American-owned interstate bank and an institution with an aggressive expansion strategy, could ultimately be a significant competitor of a growing Carver. To invite Mr. Cohee and Ms. Williams to sit on the board, Ms. Wright concludes, would raise serious potential conflicts of interest and would jeopardize Carver's ability to compete in the future.

     Finally, Ms. Wright maintains that the recently completed preferred stock placements are legitimate transactions that provide a variety of benefits to Carver. First, the $2.5 million in proceeds will help fund the company's efforts to broaden its distribution and product lines with new ATMs, branch offices, phone and internet banking, and the like. Second, Ms. Wright is confident that Morgan Stanley and Provender will be able to provide invaluable advice as Carver seeks to enter strategic partnerships that minimize risks while assisting its growth. Third and finally, management notes the market's positive response to announcement of the preferred stock placements. Since the date of the announcement, Carver's stock price has risen by 20 percent. The market's voice, management suggests, clearly demonstrates that investors trust the underlying merits of the preferred stock transactions. Ms. Wright states that the timing of the transactions to close on the record date is nothing more than unfortunate coincidence; in fact, she maintains, the company could have closed the transactions sooner had it wished.

INSTITUTIONAL
SHAREHOLDER SERVICES                                                   Page   13

     Based on these factors, management avers that Carver's best course of action is to retain its existing board members, who are familiar with the New York market and with the workings of the company, and to let the new management team proceed with its turnaround plans free of the distractions that the dissident nominees would bring. Noting that the board has now taken decisive action, and has already added a new, outside member in the person of Mr. Terrell, management discounts the need for further change. Furthermore, the election of Mr. Cohee and Ms. Williams would pose special risks, raising clear conflicts of interest as a jilted suitor with expansionist designs would receive two seats on the board, and giving a potential competitor a bird's eye view of Carver's innermost workings.

     Analysis

     Financial Results

     It is indisputable that Carver's financial results have been weak in the past few years and particularly in the most recent fiscal year, ended March 1999. As BBOC notes, Carver's earnings, shareholders' equity, and asset growth have all suffered of late, raising justifiable concerns about the company's prospects going forward. The company's stock price was similarly weak before a flurry of activity surrounding the past months' developments, and Carver's loan portfolio, a core measure of the company's success in the fundamental business of a thrift, has diminished as well.

     It is arguably true, however, as management argues, that the Carver described by the dissidents no longer exists in the wake of the company's restructuring last year. And it is certainly true that by firing its CEO last January (before this contest had even begun) and bringing in a new team, the board has stolen a certain measure of BBOC's fire, proving itself capable of taking action to help turn the company around. As a general rule, while poor historical performance always compels taking a close look at dissident proposals, shareholders are often best served by giving new management teams time to implement their plans before veering in another direction.

     BBOC argues that the incumbent directors' failures extend beyond the company's historical financial troubles, however, and that the board's recent action, far from a sign of strength, offers more evidence of the current directors' lack of fitness for the job. In particular, Mr. Cohee maintains that the board has erred in selecting as the new CEO a person "with absolutely no commercial banking experience." Looking at Carver's recently released results for the third quarter (ended Dec. 31) of fiscal 1999, BBOC notes that net income actually decreased from the previous quarter (although improving on the loss the company realized in the same quarter of 1998), return on assets came in low relative to Carver's peers (at 0.53 percent, or 0.27 percent after excluding tax loss carry forwards), and some earnings were apparently generated through a reduction in loan loss reserves.

INSTITUTIONAL
SHAREHOLDER SERVICES                                                   Page   14

     Based on these results, the dissidents suggest that Carver's new strategy is not working. However, we do not believe one can fairly judge new management's performance on the basis of a single quarter of results. Even Mr. Cohee has conceded, in discussions with ISS, that the proper time frame for assessing how the company is faring is at least a year (see Item 3, below). It would be premature to conclude that Ms. Wright's strategy is not working on the basis of only a few months' work.

     At first glance, therefore, it appears that shareholders might be best served by reelecting management's nominees and letting Ms. Wright work. However, notwithstanding much of the rhetoric in this contest, election of the dissident nominees would not force Ms. Wright from office. At stake in this election are only two seats on Carver's eight member board. Even if elected, BBOC's nominees would not be able to single-handedly dictate a change in the company's business plan or the replacement of Ms. Wright. Mr. Cohee and Ms. Williams could effect change (until next year's annual meeting, at least), only through negotiation and persuasion of other members of the board.

     And we recognize, too, that the dissident nominees would bring substantial credentials to the table if they were put on the board. Although management downplays the dissidents' accomplishments with criticisms of BBOC's financial results, it is indisputable that BBOC has been a success story since it was acquired by Mr. Cohee and Ms. Williams. It is also apparent that BBOC has secured the trust of regulators and the banking community, obtaining improved ratings and shedding its troubled past, and that BBOC has succeeded on a fundamental level at which Carver, in recent years, has not. We conclude, therefore, as an initial matter, that while Carver's financial performance does not, in and of itself, compel replacement of Messrs. Jones and Dinkins, neither is the prospect of electing the dissident nominees entirely unappealing to shareholders.

     Conflicts of Interest and Competition

     While the performance issue fails to yield a clear winner in this contest, management scores much bigger points when it points out that Mr. Cohee and Ms. Williams, whatever their expertise and credentials, should not be put on the board because they have clear conflicts of interest with the company and its shareholders. While Mr. Cohee maintains that he no longer wants to merge BBOC with Carver because the New York bank is unprofitable while his bank is not, such protestations are not entirely convincing. After all, the dissidents launched this contest almost immediately after Carver's board had rebuffed their merger overtures, and many of the dissidents' arguments in the contest are eerily similar to those they used in advocating the merger last year. Indeed, it appears clear that the Carver board's decision to reject the BBOC merger was a significant factor leading Cohee to conclude that the board is "incapable" of fulfilling its obligation to the bank.

INSTITUTIONAL
SHAREHOLDER SERVICES                                                   Page   15


     In this context, management's concerns that the dissidents are interested first and foremost in continuing to push for a merger, and only secondarily about growing value for Carver's shareholders, appear entirely valid. While Mr. Cohee and BBOC maintain that they are motivated only by their substantial equity stake in Carver, one could easily draw the opposite conclusion from the available evidence.

     We also share Ms. Wright's concern with the implications of appointing officers of a potential competitor to Carver's board. While BBOC and Carver are not presently direct competitors, BBOC's expansionist ambitions and the imperatives of an increasingly consolidated and competitive market make it likely that, somewhere down the road, BBOC and Carver may come head-to-head.

     The dissidents could have assuaged both of these concerns had they chosen "independent" persons, unaffiliated with BBOC, as one or both of their director nominees. There is some debate in governance circles about what constitutes the ideal dissident nominee. Are shareholders best served by "insider" dissidents who, by virtue of their association with the dissident group, are likely to own a sizable amount of the target company's common stock and who can claim alignment with other shareholders? Or, on the other hand, are "independent" nominees without apparent connections to the dissident group, but who probably own little or no stock, more desirable director candidates? These questions are unresolved, and their answers almost certainly will vary from case to case, but in the present contest it appears clear that all parties would have been better served had BBOC gone the "independent" route. After all, it is certainly arguable that the primary reason BBOC continues to hold 7.4 percent of the Carver common stock is in the hope that it can force a merger of the companies, and not because the dissidents value a stand-alone Carver as a long-term investment. Because of this fact, the dissident nominees' stock ownership is less effective as an indicator of alignment with shareholder than it might have been in other circumstances. Furthermore, since Mr. Cohee and Ms. Williams' conflicts are so obvious in this instance, any attempts to prove "alignment" with shareholders are likely to fall flat in any case. Instead, the clear potential for conflicts of interest between BBOC and Carver makes this an ideal situation for naming independent dissident nominees.

     We give substantial weight, therefore, to management's concerns with the nature of the dissident nominees. However, we also believe that certain factors mitigate the risks cited by Ms. Wright and management. Most significant is the fact that this contest concerns only two seats, a minority position on Carver's eight-person board. As a result, even if elected, Mr. Cohee and Ms. Williams would not be able to push through a merger for at least the next year. Only by winning all three of the seats coming open at the 2000 meeting, in fact, could Mr. Cohee and Ms. Williams control a majority of the board. And even then, they would almost certainly be precluded from participating in any merger discussions between Carver and BBOC because of the inherent conflicts of interest in such a situation. Therefore, while we understand management's concerns that this contest is a

INSTITUTIONAL
SHAREHOLDER SERVICES                                                   Page   16

     "backdoor" route to a merger, we believe there are sufficient procedural and legal hurdles to any such end-run to ensure that shareholder interests are protected. In addition, Mr. Cohee and Ms. Williams would, if elected, have a fiduciary duty to Carver's shareholders, the breach of which would subject them to legal action. While fiduciary duty is not a cure-all for potential conflicts of interest, it does reduce the risk posed by such conflicts, and provides shareholders a recourse when those conflicts affect board decisions. Finally, with respect to the risk that BBOC and Carver could ultimately become competitors, that day appears unlikely to arrive in the near future. Carver is currently focused exclusively on the New York market, where there is still plenty of room for growth. If and when the companies appear in danger of competing, there should be ample time to arrange a smooth separation of the dissident nominees and Carver. We conclude that management's concerns, while real, are not sufficient to reject the dissident candidates if other factors favor replacement of the incumbents.

     The Preferred Stock

     By contrast, we believe that the Morgan Stanley and Provender preferred share issuances raise serious questions about the board and management without the presence of any clear ameliorating factors. As a result of the issuances, Carver's new strategic partners received a voting stake slightly larger than that held by the dissident group on the last possible date to be eligible to vote at the meeting. Just as it is difficult to dismiss the inference that this contest is related to BBOC's desire to merge with Carver, it is counterintuitive to suggest, as management does, that the last minute issuance of voting stock to parties clearly allied with management was not motivated, at least in part, by the desire to strengthen support going into this contest.

     We concede, as do the dissidents, that the Provender and Morgan Stanley transactions offer various benefits to the company, not the least of which is the mere association of Carver with such established names in the financial community. Indeed, the stock market's reaction to the alliances confirms the public relations benefits of the stock issuance. However, it is not clear that the issuance of preferred shares that provide substantial financial benefits to the recipients (in the form of a dividend and a price that reflects a slight premium to market value and a discount from book) was absolutely necessary in this case.

     Furthermore, while management claims the transactions provided necessary funding ($2.5 million) for the company's planned expansion, Carver recently announced a dividend of $0.05 per common share, payable to shareholders on March 15, 2000. The company's willingness to pay a dividend of this size and at this time calls into question management's assertions that the preferred stock was issued to meet a pressing financial need.

INSTITUTIONAL
SHAREHOLDER SERVICES                                                   Page   17

     In her meeting with ISS, Ms. Wright conceded that the timing of the preferred transactions was regrettable. The circumstances surrounding the issuances may have generated at least the appearance of possible impropriety, and Ms. Wright concedes that, in retrospect, it would likely have been preferable to issue the preferred stock either substantially before or after the record date. Ms. Wright insists, however, that the transactions were not intended to bolster management's position going into this meeting, and she argues that the size of the transactions, approximately 8.4 percent of the voting stock, is in any event too small to have a real impact on this contest.

     In a proxy contest, though, as in many matters of corporate governance, appearance counts for a lot. While we cannot entirely discount management's professions that its motives were benign, it is clear that management and the board have substantially bolstered their position with the issuance of voting preferred stock to friendly parties. Furthermore, we reject the contention that the issuance of shares reflecting "only" eight percent of the voting power is trivial or immaterial. Eight percent can be the difference between a ringing endorsement of management and a plea for change, and in a closely contested election, the gain or loss of eight percent of the votes can be of critical importance.

     Finally, we believe that management's decision to pay a cash dividend offers further proof that certain of Carver's recent decisions have been motivated more by the desire to gain momentum going into this proxy contest than by legitimate financial and business-related concerns. Given Carver's delicate position as a troubled bank that is only just beginning the difficult process of restoring consistent profitability, we are troubled by the issuance of a cash dividend so close in time to a contested election of directors.

     We conclude, therefore, that Carver's board has displayed poor judgment in its decision to approve the preferred stock issuance at this time, and an apparent inattention to basic principles of good corporate governance. The first and most fundamental right of any shareholder is the right to vote on issues that are material to the well being of his or her company, and there are few issues more material to a company's well being than the issue of who will guide its future progress. By placing a substantial block of voting stock with friendly parties so close in time to a contested board election, the board has eroded its credibility with shareholders. The best remedy to this erosion, we conclude, would be the prompt addition of the dissident nominees to the board.

     Conclusion

     On balance, we conclude that shareholders would be best served by electing the dissident nominees in this year's election. Mr. Cohee and Ms. Williams will bring a proven track record, demonstrated expertise, and a high level of energy to a board that faces the daunting task of restoring Carver's profitability in an era of rapid change and competition in the financial services arena. Furthermore, we believe that the current board has

INSTITUTIONAL
SHAREHOLDER SERVICES                                                   Page   18

     seriously erred in failing to raise the significant governance issues raised by the Provender/Morgan Stanley transaction. The only easy way to remove the resulting appearance of impropriety, we believe, and to ease concerns that the board and management are unduly entrenched, is to promptly add outside directors. While Mr. Cohee and Ms. Williams are imperfect candidates, largely because of their potential conflicts of interest, we nonetheless conclude that their election is preferable to retention of the incumbents.


     Management Proxy (WHITE CARD)

|_| Item 1: Elect Directors

     Carver Bancorp, Inc., classifies its eight directors into three director classes. This proposal seeks election of two directors for three-year terms expiring in 2003.

     The full board comprises one insider and seven independent outsiders. The Audit, Compensation, and Nominating committees comprise five, four, and four independent outsiders, respectively. David Jones and Herman Johnson, independent outside directors, have served on the board for a period of ten years or more.

     - We support the independent nature of the company's key committees, which comprise only independent outsiders.

     We recommend a vote AGAINST Item 1.


|_| Item 2: Ratify Auditors

     The board recommends that KPMG LLP be approved as the company's independent accounting firm for the coming year. Note that the auditor's report contained in the annual report is unqualified, meaning that in the opinion of the auditor, the company's financial statements are fairly presented in accordance with generally accepted accounting principles.

     In 1999, the company changed its audit firm from Mitchell & Titus. There were no disagreements of any type with the company's former auditor on any matter of accounting principles, financial statement disclosure, or auditing scope.

     We recommend a vote FOR Item 2.

INSTITUTIONAL
SHAREHOLDER SERVICES                                                   Page   19

     Shareholder Proposals

|_| Item 3: Hire Advisor/Maximize Shareholder Value

     A shareholder has submitted this request to adopt a nonbinding resolution recommending that the board immediately engage the services of a nationally recognized investment banker to explore all alternatives to enhance shareholder value, including the possible sale or merger of the company.

     In support of the resolution, the proponent states that the company's historical performance over the past several years has been dismal, that the current stock price is unacceptable, and that management has been ineffective. Among other things, the proponent notes that the company has suffered significant losses and that its stock price has traded below its offering price in every year since 1994. In addition, the proponent believes the company's return on equity has been unacceptable, and that the company's "excessive overhead costs, high levels of non-earning assets and potential requirements for additional reserves" bode ill for the bank's prospects going forward. The proponent notes that similar resolutions received 24.1 percent and 28.4 percent shareholder votes, respectively, at the 1997 and 1998 annual meetings.

     The board opposes the proposal, arguing that it has already taken significant steps to address the financial problems cited by the proponent, including installing Ms. Wright as CEO and bringing in an entirely new, experienced management team. In addition, the board argues that the formal retention of an investment banker would consume time and resources that could be better spent positioning the company for the future. Finally, the board believes that now is not the right time to sell the company, due to "current trends in the stock market."

     Shareholder value maximization proposals that suggest exploring alternatives, including a sale or merger, should be considered on a case-by-case basis. While under normal circumstances the decision to buy, sell, or engage in a merger is best left in the hands of management and the board, we recognize that certain situations may justify the adoption of such proposals, such as a prolonged period of poor or sluggish performance with no turnaround in sight. Support of such proposals is further justified in cases where the board and management have become entrenched. Adoption of poison pills, golden parachutes, and other antitakeover provisions in the face of an attractive offer may be signs of entrenchment.

     On the plus side, hiring an investment banker to seek alternatives to enhance share value often results in a higher stock price, as investors expect the company to seek competing

INSTITUTIONAL
SHAREHOLDER SERVICES                                                   Page   20

     merger offers soon. The end result may be an offer price that represents a market premium to most or all shareholders. On the downside, a period of poor stock performance is often the worst time for a company to be "put into play" because "bottom feeders" are likely to approach a company with offers that represent a premium to only a few short-term investors and speculators seeking a quick profit, to the detriment of long-term shareholders who purchased their shares at a higher price. This scenario is only beneficial to long-term shareholders when the company's prospects are dim for reasons such as the permanent decline of an industry or company-specific factors, such as poor management, ineffective strategy, or unwise acquisitions, and share price cannot reasonably expected to rebound.

     In this case, we believe that the board has outlined a reasonable strategic plan of action to enhance shareholder value, as discussed in our previous discussion of the ongoing proxy contest. In Ms. Wright and her team, the board has put in place new management that appears qualified to effect a turnaround of the bank. Also, even BBOC believes that now is not the right time to sell Carver, notwithstanding its well-publicized issues with the board and management. Shareholders would be best served, at this time, by allowing the newly installed management team time to implement its plan and move the company forward.

     Finally, one of the primary benefits of nonbinding shareholder resolutions like this one are that they can spur a complacent board and management to action, clearly demonstrating shareholder concerns. The ongoing proxy contest has already served this purpose, making approval of this proposal unnecessary. In any event, we agree that the sale of the company now, at a time of relative weakness and before Ms. Wright has had the opportunity to grow Carver's value in the market, would be adverse to many of the company's long-term shareholders.

     We recommend a vote AGAINST Item 3.


     Dissident Proxy (BLUE CARD)

|_| Item 1: Elect Directors (Opposition Slate)

     See discussion above.

     We recommend a vote FOR the dissident director nominees.

INSTITUTIONAL
SHAREHOLDER SERVICES                                                   Page   21



|_| Item 2: Ratify Auditors

     See discussion above.

     We recommend a vote FOR the auditors.


|_| Item 3: Hire Advisor/Maximize Shareholder Value

     See discussion above.

     We recommend a vote AGAINST Item 3.




                            -------------------------

                               Carver Bancorp, Inc
                              75 West 125th Street
                          New York, New York 10027-4512
                                 (212) 876-4747


     Company Solicitor: Morrow & Co. (800) 634-4458

     Shareholder Proposal Deadline: September 19, 2000

     This proxy analysis has not been submitted to, or received approval from, the Securities and Exchange Commission. While ISS exercised due care in compiling this analysis, we make no warranty, express or implied, regarding the accuracy, completeness, or usefulness of this information and assume no liability with respect to the consequences of relying on this information for investment or other purposes.

INSTITUTIONAL
SHAREHOLDER SERVICES                                                   Page   22



     Vote Record Form:

                                                             CARVER BANCORP, INC
     Ticker: CNY

     Proxy Contest Meeting: February 24, 2000      Record Date: January 11, 2000

     Account ID Code:                              Shares Held on Record Date:

     Shares Voted:                                 Date Voted:



------------------------------------------------------------------------------------------------------------------------------------
                                                          MEETING AGENDA
------------------------------------------------------------------------------------------------------------------------------------
Item            Code                       Proposals                              Mgt. Rec.           ISS REC.           Vote Cast
====================================================================================================================================
                                Management Proxy (WHITE CARD)
------------------------------------------------------------------------------------------------------------------------------------
|_|1            M0201           Elect Directors                                   For               AGAINST
------------------------------------------------------------------------------------------------------------------------------------
|_|2            M0101           Ratify Auditors                                   For                 FOR
------------------------------------------------------------------------------------------------------------------------------------
                                Shareholder Proposals
------------------------------------------------------------------------------------------------------------------------------------
|_|3            S0617           Hire Advisor/Maximize Shareholder Value         Against             AGAINST
------------------------------------------------------------------------------------------------------------------------------------
                                Dissident Proxy (BLUE CARD)
------------------------------------------------------------------------------------------------------------------------------------
|_|1            M0225           Elect Directors (Opposition Slate)                For                 FOR
------------------------------------------------------------------------------------------------------------------------------------
|_|2            M0101           Ratify Auditors                                   For                 FOR
------------------------------------------------------------------------------------------------------------------------------------
|_|3            S0617           Hire Advisor/Maximize Shareholder Value         Against             AGAINST
------------------------------------------------------------------------------------------------------------------------------------